Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 9, 2021 (except Note 10 as to which the date is June 23, 2021), in Amendment No. 1 to the Registration Statement (No. 333-256945) and related Prospectus of Acumen Pharmaceuticals, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

June 23, 2021